EXECUTION COPY


                            ASSET PURCHASE AGREEMENT


                                   dated as of

                                 August 6, 1999


                                      among



                                     MSA IV,



                                      MSA V



                                       and



                     INTERNATIONAL LEASE FINANCE CORPORATION





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                                TABLE OF CONTENTS

                           --------------------------

                                                                            PAGE

                                    ARTICLE 1
                                   DEFINITIONS

SECTION 1.01.  Definitions.....................................................1

                                    ARTICLE 2
                                PURCHASE AND SALE

SECTION 2.01.  Purchase and Sale. .............................................7
SECTION 2.02.  Assignment of Contracts and Rights.  ...........................7
SECTION 2.03.  Payment of Purchase Price. .....................................8
SECTION 2.04.  Inspection.  ...................................................8
SECTION 2.05.  Delivery.  .....................................................9
SECTION 2.06.   Purchase Price Adjustment.  ...................................9
SECTION 2.07.  Payment of Adjustment of Purchase Price.  .....................10
SECTION 2.08.  Buyer Deposit..................................................12
SECTION 2.09.  Manufacturer's Payments........................................13

                                    ARTICLE 3
                    REPRESENTATIONS AND WARRANTIES OF SELLER

SECTION 3.01.  Corporate Existence and Power. ................................13
SECTION 3.02.  Corporate Authorization.  .....................................13
SECTION 3.03.  Governmental Authorization.  ..................................14
SECTION 3.04.  Noncontravention.  ............................................14
SECTION 3.05.  Required Consents.  ...........................................14
SECTION 3.06.  Data.      ....................................................14
SECTION 3.07.  Absence of Certain Changes.  ..................................14
SECTION 3.08.  No Undisclosed Material Liabilities.  .........................15
SECTION 3.09.  Contracts.  ...................................................15
SECTION 3.10.  Litigation.  ..................................................15
SECTION 3.11.  Compliance with Laws and Court Orders.  .......................15
SECTION 3.12.  Aircraft and Leases.  .........................................16
SECTION 3.13.  Insurance Coverage. ...........................................17
SECTION 3.14.  Licenses and Permits.  ........................................18
SECTION 3.15.  Selling Documents.  ...........................................18
SECTION 3.16.  Finders' Fees.  ...............................................18
SECTION 3.17.  True Sale.  ...................................................18







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                                                                            PAGE

                                    ARTICLE 4
                  REPRESENTATIONS AND WARRANTIES OF EACH BUYER

SECTION 4.01.  Existence and Power.  .........................................19
SECTION 4.02.   Authorization.  ..............................................19
SECTION 4.03.  Governmental Authorization.  ..................................19
SECTION 4.04.  Noncontravention.  ............................................19
SECTION 4.05.  Litigation.  ..................................................19
SECTION 4.06.  Licenses and Permits...........................................19
SECTION 4.07.  Finders' Fees.  ...............................................20
SECTION 4.08.  True Sale.  ...................................................20
SECTION 4.09.  Buyer Designees................................................20

                                    ARTICLE 5
                               COVENANTS OF SELLER

SECTION 5.01.  Conduct of the Business.  .....................................20
SECTION 5.02.  Access to and Provision of Information; Confidentiality.  .....20
SECTION 5.03.  Notices of Certain Events.  ...................................22
SECTION 5.04.  Taxes and Other Costs.  .......................................22
SECTION 5.05.  Maintenance Reserves.  ........................................23
SECTION 5.06.  Certain Additional Aircraft and Rental Agreements..............23

                                    ARTICLE 6
                             COVENANTS OF EACH BUYER

SECTION 6.01.  Confidentiality. ..............................................23

                                    ARTICLE 7
                       COVENANTS OF EACH BUYER AND SELLER

SECTION 7.01.  Best Efforts; Further Assurances.  ............................24
SECTION 7.02.  Certain Filings.  .............................................25
SECTION 7.03.  Public Announcements.  ........................................25
SECTION 7.04.  Substitute Aircraft............................................25
SECTION 7.05.  Allocation of Purchase Price...................................25

                                    ARTICLE 8
                                   CONDITIONS

SECTION 8.01.  Conditions to Obligations of Each Buyer and Seller.  ..........26
SECTION 8.02.  Conditions to Obligation of Buyer.  ...........................26






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                                                                            PAGE

SECTION 8.03.  Conditions to Obligation of Seller.  ..........................30

                                    ARTICLE 9
                            SURVIVAL; INDEMNIFICATION

SECTION 9.01.  Survival.  ....................................................32
SECTION 9.02.  Indemnification.
                           ...................................................32
SECTION 9.03.  Procedures.  ..................................................33

                                   ARTICLE 10
                                   TERMINATION

SECTION 10.01.  Grounds for Termination.  ....................................33
SECTION 10.02.  Effect of Termination.........................................35
SECTION 10.03.  Breakage Costs Upon Termination or Failure to
                          Transfer Aircraft.  (a) ............................35
SECTION 10.04.  Repayment of Purchase Price and Hedging Breakage
                          Costs Upon Failure to Transfer the B737-300
                          Aircraft MSN 24449.  ...............................36

                                   ARTICLE 11
                                  MISCELLANEOUS

SECTION 11.01.  Warranties and Disclaimers....................................37
SECTION 11.02.  Notices   ....................................................37
SECTION 11.03.  Amendments and Waivers........................................39
SECTION 11.04.  Expenses.  ...................................................40
SECTION 11.05.  Successors and Assigns.  .....................................40
SECTION 11.06.  Governing Law.  ..............................................40
SECTION 11.07.  Jurisdiction.  ...............................................40
SECTION 11.08.  WAIVER OF JURY TRIAL..........................................41
SECTION 11.09.  Counterparts; Third Party Beneficiaries.......................41
SECTION 11.10.  Entire Agreement.  ...........................................41
SECTION 11.11.  Bulk Sales Laws.  ............................................41
SECTION 11.12.  Non Solicitation.  ...........................................41
SECTION 11.13.  Captions.  ...................................................42


EXHIBIT A....................................................................A-1
EXHIBIT A-1................................................................A-1-1
EXHIBIT A-2................................................................A-2-1

                                                                            PAGE

EXHIBIT B....................................................................B-1
EXHIBIT C....................................................................C-1
EXHIBIT D....................................................................D-1

                            ASSET PURCHASE AGREEMENT


           ASSET PURCHASE AGREEMENT dated as of August 6, 1999 among MSA IV, MSA V, each a Delaware Business Trust (each a "Buyer" and together the "Buyers"), and INTERNATIONAL LEASE FINANCE CORPORATION, a California corporation ("Seller").

                              W I T N E S S E T H :

           WHEREAS, Seller conducts a business which owns and leases commercial aircraft;

           WHEREAS, the Buyers desire to purchase certain aircraft and related assets from Seller and Seller desires to sell such assets to the Buyers, upon the terms and subject to the conditions hereinafter set forth;

           The parties hereto agree as follows:



                                    ARTICLE 1
                                   DEFINITIONS

           SECTION 1.01.  Definitions

            (a) The following terms, as used herein, have the following meanings:

           "Aircraft" means, either collectively or individually, as applicable, the aircraft listed on Exhibits A-1 and A-2, each with the manufacturer's serial number as set forth on Exhibit A-1, including (i) the airframe, (ii) the Engines and (iii) all appliances, parts, accessories, instruments, navigational and communications equipment, furnishings, modules, components and other items of equipment installed in or furnished with the Aircraft on the Delivery Date, except that, with respect to Lessee Furnished Equipment, references herein to an "Aircraft" shall be deemed to refer only to such interest in Lessee Furnished Equipment as is held by the owner of the Aircraft therein under the applicable Lease. References to the "Aircraft" shall, where the context requires, include the Manuals and Technical Records.

           "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person.

           "Assignment of Warranties" means, with respect to each Aircraft, the assignment, reasonably satisfactory in form and substance to the applicable Buyer and Seller, by Seller to the applicable Buyer or its designee of Seller's right, title and interest in and to certain Manufacturer's warranties, with respect to such Aircraft, together with the Manufacturer's consent to such assignment.

           "Contract" means any contract, agreement, lease, sublease, license, commitment, sales or purchase order or other instrument binding upon Seller.

           "control" (including, with its correlative meanings, "controlled by" and "under common control with") means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

           "Custody and Loan Agreement" means the Amended and Restated Custody and Loan Agreement dated as of the date hereof among Morgan Stanley Aircraft Finance, a Delaware business trust, MSA V, the "MSAF Lessors" (as defined therein) and Seller.

           "Data" means the information set out in Exhibit A, including, without limitation, the assumptions set forth therein regarding aircraft condition and lease terms and the liabilities being transferred, such as unearned revenue, accrued and unpaid taxes and deferred taxes and all contracts, instruments and other documentation delivered from Seller to each Buyer and returned by each Buyer marked "seen by Buyer".

           "Delivery Date" means, with respect to each Aircraft, the date on which the applicable Buyer obtains title to such Aircraft and the related Purchased Assets in accordance with this Agreement.

           "Deposit Rebate" means, with respect to each Aircraft, the amount specified opposite such Aircraft on Exhibits A-1 and A-2 as the "Buyer Deposit" plus interest accrued from and including the date hereof to but excluding the Delivery Date of such Aircraft at the rate of One Month LIBOR (compounded daily).

           "Engines" means, with respect to each Aircraft, the engines leased with such Aircraft to the Lessee under the applicable Lease, together with all equipment and accessories belonging to, installed in or appurtenant to such engines or, with respect to all Aircraft, all such engines together with such equipment and accessories.

           "Independent Referee" shall be John Howitt, or if John Howitt is unavailable or unwilling to act as the Independent Referee hereunder, a person appointed by John Howitt.

           "Intercompany Leases" means any aircraft lease agreement entered into either between Seller and one of its Affiliates or between Affiliates of Seller.

           "Lease" means, with respect to each Aircraft, (A) the aircraft lease agreement relating to such Aircraft between Seller or its Affiliate and the applicable Lessee, identified on Exhibit A, together with all supplements and amendments thereto, pursuant to which such Aircraft is leased to such Lessee or
(B) the aircraft lease agreement relating to such Aircraft between Seller and the applicable Lessee entered into subsequent to the date hereof, together with all supplements and amendments thereto or (C) the aircraft lease agreements relating to the B737-400 Aircraft MSN 26291 and the B767-300ER Aircraft MSN 24875 between Buyer or its designee and the applicable Lessee, together with all supplements and amendments thereto.

           "Lease Documents" means, with respect to each Aircraft, the Lease and all other agreements (including any side letters, assignment of warranties or option agreements) delivered in connection with, or relating to, the Lease of such Aircraft other than Intercompany Leases that will be terminated on the Delivery Date of such Aircraft.

           "Lease Novation" means, with respect to each Aircraft, a lease novation agreement, assignment agreement and lessee acknowledgment, assignment and amendment agreement, or any other agreement or instrument reasonably satisfactory in form and substance to the applicable Buyer and Seller to be entered into between Seller (or the applicable lessor), the applicable Buyer (or its nominee) and the applicable Lessee on or prior to the Delivery Date of such Aircraft and to be effective upon such Delivery Date pursuant to which such Aircraft will be leased by the applicable Buyer (or its nominee) directly or indirectly to the applicable Lessee and the applicable Lease Documents will be novated with the applicable Buyer or its nominee as the new lessor thereunder, subject to the rights of the Lessee with respect to Seller (or the applicable lessor) for the period prior to the Delivery Date.

           "Lessee" means, with respect to each Aircraft, the lessee of such Aircraft as identified on Exhibit A-1.

           "Lessee Furnished Equipment" means, with respect to each Aircraft, any appliances, parts, accessories, instruments, navigational and communications equipment, furnishings, modules, components and other items of equipment, installed in or furnished with such Aircraft on the Delivery Date which in accordance with the terms of the Lease for such Aircraft can be removed by the Lessee for such Aircraft and not be replaced with the same item of equal or greater value or utility.

           "Lien" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

           "MSA IV Trust Agreement" means the trust agreement dated July 28, 1999 constituting MSA IV.

           "MSA V Trust Agreement" means the trust agreement dated August 4, 1999 constituting MSA V.

           "Maintenance Reserves" means, at the time of calculation, with respect to each Aircraft, any cash maintenance accruals, maintenance funds or maintenance reserves or the like or cash amounts defined as "Supplemental Rent" or "Reserves" held by the lessor under the applicable Lease in relation to airframes, Engines, auxiliary power units, or landing gear.

           "Manuals and Technical Records" means, with respect to each Aircraft, all records, logs, technical data and manuals relating to the maintenance and operation of such Aircraft (including all documents defined as "Aircraft Documentation" under the Lease), which the Lessee with respect to such Aircraft is required by the terms of the Lease therefor to return to the lessor thereunder upon the expiration or termination of the term of such Lease.

           "Manufacturer" means, with respect to each Aircraft, the manufacturer of such Aircraft as specified in the relevant Lease Documents.

           "One Month LIBOR" means the per annum London interbank offered rate for one month U.S. dollar deposits as displayed on page "3750" on the Telerate Monitor (or replacement service) at approximately 11:00 a.m. London time.

           "Person" means an individual, corporation, partnership, limited liability company, association, statutory business trust, common law trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

           "Portfolio Delivery Deadline" means September 30, 1999.

           "Property Tax" means, any personal property taxes, excise, use, value added, recording, documentary, conveyancing and similar levies, charges and fees, withholdings, imposts, levies, customs or other duties, together with any interest, penalty, addition to tax or additional amount imposed by a Taxing Authority responsible for the imposition of such tax (domestic or foreign).

           "Purchase Price" means, with respect to each Aircraft, the amount specified opposite such Aircraft as the "Base Purchase Price" on Exhibit A-1 or Exhibit A-2, as the case may be.

           less:

               (i) the Deposit Rebate; and

               (ii) an amount equal to the value of any amounts (including any rent, additional rent, insurance premiums or other amounts (including in respect of B767-300ER Aircraft MSN 25132 only, Maintenance Reserves and excluding in respect of A330-300 Aircraft MSN 54 only, all prepaid rentals received by Seller with respect to the period up to December
          1999) received by Seller in respect of such Aircraft with respect to the period from and including the earlier of (1) the Delivery Date and
          (2) August 10, 1999 (or August 17, 1999 if Seller confirms in writing to Buyer that it is prepared to deliver such Aircraft on or prior to August 10, 1999 but such Aircraft is located at the time of such confirmation in a jurisdiction that local counsel has advised in writing possesses a possible Transfer Tax risk if the Aircraft were to be delivered);

           plus:

               an amount equal to interest on the Base Price for such Aircraft less the deduction specified in clause (ii) above, if any, from and including August 10, 1999 to but excluding the Delivery Date at One Month LIBOR compounded for each day in such period.

For the avoidance of doubt, any cash Maintenance Reserves held by Seller with respect to any Aircraft on the Delivery Date of such Aircraft shall be for Seller's account.

           "Security Deposits" means, at the time of calculation, with respect to each Aircraft, all cash amounts, security deposits in the form of prepayments of rent, letters of credit and guarantees paid by or issued on behalf of the Lessee for the benefit of the lessor under the relevant Lease as security for obligations of such Lessee under such Lease and related Lease Documents.

           "Servicing Agreement" means the Amended and Restated Servicing Agreement dated as of the date hereof among Seller, MSA V, MSA IV, Morgan Stanley Aircraft Finance, a Delaware business trust and the other entities party thereto.

           "Tax" means any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, registration, recording, documentary, conveyancing, gains, withholding on amounts paid to or by Seller, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority responsible for the imposition of any such tax (domestic or foreign) (a "Taxing Authority").

           "Transfer Tax" means all excise, sales, use, value added, stamp, recording, documentary, conveyancing, franchise, property, transfer, gains or similar taxes and fees, withholdings, imposts, levies, customs or other duties, together with any penalties, fines, interest thereon or addition to tax or additional amount imposed by a Taxing Authority responsible for the imposition of such tax (domestic or foreign).

            (b) Each of the following terms is defined in the Section set forth opposite such term:

     Term                                                 Section
     Adjustment Cut-off Date                               2.06(a)
     Adjustment Report                                     2.06(a)
     Buyer Permits                                         4.06
     Damage Related Adjustment                             2.06(a)
     Damages                                               9.02
     Hedging Transaction                                  10.03
     Indemnified Party                                     9.03
     Indemnifying Party                                    9.03
     Minimum Transfer Condition                           10.01(b)
     Permits                                               3.14

     Term                                                 Section
     Permitted Liens                                       3.12(a)
     Purchased Assets                                      2.01
     Required Consents                                     3.05

                                    ARTICLE 2
                                PURCHASE AND SALE

           SECTION 2.01. Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, each of the Buyers agrees to purchase, assume and accept from Seller and Seller agrees to sell, convey, transfer, assign and deliver, or cause to be sold, conveyed, transferred, assigned and delivered, to each of the Buyers or an entity designated and wholly-owned by each such Buyer, free and clear of all Liens, other than Permitted Liens, all of Seller's right, title and interest in, to and under the Aircraft (MSA V to purchase each of the Aircraft listed on Exhibit A-1 and MSA IV to purchase the Aircraft listed on Exhibit A-2) on an "AS IS, WHERE IS" basis, the Lease Documents, and, subject to the terms of the Custody and Loan Agreement, the Security Deposits (together, the "Purchased Assets"), and including, without limitation, all right, title and interest of Seller in, to and under:

               (a) all of Seller's rights against third parties relating to the Purchased Assets, including, without limitation, rights under manufacturers' and vendors' warranties and service life policies;

               (b) all transferable licenses, permits or other governmental authorization affecting, or relating solely to, each Purchased Asset, including without limitation the items listed on Schedule 3.14; and

               (c) all Manuals and Technical Records.

           SECTION 2.02. Assignment of Contracts and Rights. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Purchased Asset or any claim or right or any benefit arising thereunder or resulting therefrom if such assignment, without the consent of a third party thereto, would constitute a breach or other contravention of such Purchased Asset or in any way adversely affect the rights of the applicable Buyer or Seller thereunder. Seller and each Buyer agree that they shall enter into a Lease Novation with respect to each Aircraft (other than the B737-400 Aircraft MSN 26291 and B767-300 ER Aircraft MSN 24875 - in respect of which MSA V or its designee shall have entered into a Lease directly with the applicable Lessee on or prior to the applicable Delivery Date) with the applicable Lessee.

           SECTION 2.03. Payment of Purchase Price. (a) On each Delivery Date with respect to each Aircraft (other than the B737-300 Aircraft MSN 24449, as described in subsection (b) below) , the Purchase Price for such Aircraft and any other sums payable by either party hereunder shall be paid in cash by wire transfer to such bank account as the party receiving such sum may designate in writing at least three business days prior to the date of payment without deduction for withholding or value added taxes.

            (b) On August 10, 1999, MSA IV shall pay the Purchase Price for the B737-300 Aircraft MSN 24449 to Seller and Seller shall transfer all of its beneficial ownership interest in such Aircraft including, without limitation, the right to receive rents, additional rents, insurance premiums and other amounts (but excluding the right to receive cash Maintenance Reserves) with effect from August 10, 1999. On the Delivery Date for such Aircraft, which shall occur on or prior to April 30, 2000, Seller shall deliver title to such Aircraft and the related Purchased Assets to MSA IV.

            (c) All payments under this Section 2.03 shall be made in U.S. dollars by 2:00 p.m. (Eastern Standard Time) and in immediately available funds so that the recipient receives credit in New York for the full amount of such payment on the due date. The Purchase Price shall be subject to adjustment as provided in Section 2.06.

           SECTION 2.04. Inspection. Prior to the applicable Delivery Date therefor, the applicable Buyer or its designee shall be given an opportunity to inspect the Aircraft to be delivered (including the Manuals and Technical Records therefor), such inspection to be at such Buyer's expense. Seller shall provide all reasonable assistance necessary to enable such Buyer or its designee to complete such inspection promptly. Such Buyer acknowledges that such inspection shall take place at a time and location and in such a manner as shall not disrupt the operation of such Aircraft by the applicable Lessee.

           Each Buyer shall indemnify and hold harmless Seller from and against any and all Damages arising by reason of death or injury to any person employed, engaged by or acting on behalf of Buyer, arising out of the inspection of any Aircraft to be purchased by such Buyer conducted pursuant to the provisions of this Section except to the extent such Damages relate to the willful misconduct of Seller.

           SECTION 2.05. Delivery. Seller shall deliver its executed bill of sale to MSA V or its designee with respect to each of the Aircraft listed on Exhibit A-1 as close as practicable to the time of delivery by MSA V of the Purchase Price for such Aircraft. Seller shall deliver its executed bill of sale to MSA IV or its designee with respect to the B737-300 Aircraft MSN 24449 on the Delivery Date for such Aircraft, which shall occur on or prior to April 30, 2000. In addition, on or prior to the applicable Delivery Date of each Aircraft, Seller shall execute a Lease Novation with respect to each Aircraft (and, if relevant, a purchase option novation agreement) (other than the B737-400 Aircraft MSN 26291 and B767- 300 ER Aircraft MSN 24875 - in respect of which MSA V or its designee shall have entered into a Lease directly with the applicable Lessee) and shall transfer and deliver to the applicable Buyer the Lease Documents, the Maintenance Reserves, and, subject to the terms of the Custody and Loan Agreement, the Security Deposits related to such Aircraft. At each Delivery Date each Aircraft shall be in the possession of the applicable Lessee pursuant to the relevant Lease Novation or Lease (or shall be in the possession of a sublessee or located at an aircraft maintenance facility, in each case as permitted under the Lease, Lease Documents or Lease Novation) and, in any case, Seller shall have no obligation to physically deliver such Aircraft to the applicable Buyer or its designee.

           SECTION 2.06. Purchase Price Adjustment. (a) If any of the Data with respect to any Aircraft are materially incorrect or incomplete in any respect on the relevant Delivery Date (except for any normal wear and tear to the Aircraft from the date hereof to such Delivery Date), the applicable Buyer and Seller agree to adjust the Purchase Price for the relevant Aircraft upwards or downwards, as the case may be. Such Buyer's rights to a downward adjustment in the Purchase Price for any Aircraft shall be without prejudice to its right to reject any Aircraft pursuant to Section 7.04. As promptly as practicable after each Delivery Date, and in any case no later than 30 days after the last Delivery Date (the "Adjustment Cut-off Date"), the applicable Buyer may cause to be prepared and delivered to Seller an adjustment report substantially in the form attached hereto as Exhibit B (the "Adjustment Report") setting forth such Buyer's calculation of any Purchase Price adjustment for the relevant Aircraft. If the material inaccuracy or omission in the Data for any Aircraft relates to any damage, destruction or other casualty of such Aircraft or part thereof which has been repaired to such Buyer's reasonable satisfaction prior to final determination of the aggregate Purchase Price adjustment pursuant to Section 2.06(a) or (c), then the portion of the downward adjustment in the Purchase Price for such Aircraft that is related to such damage (the "Damage Related Adjustment") shall be reduced by an amount equal to the amount, if positive, of the Damage Related Adjustment less any expense or loss incurred by such Buyer in connection with such repair or damage.

            (b) If Seller disagrees with the applicable Buyer's calculation of any Purchase Price adjustment delivered pursuant to Section 2.06(a), Seller may, within 30 days after delivery of the relevant Adjustment Report, deliver a notice to such Buyer disagreeing with such calculation and setting forth Seller's calculation of such amount (including any adjustments in Seller's favor which are not set forth in such Buyer's Adjustment Report). Any such notice of disagreement shall specify those items or amounts as to which Seller disagrees, and Seller shall be deemed to have agreed with all other items and amounts contained in the Adjustment Report.

            (c) If any notices of disagreement shall be duly delivered pursuant to Section 2.06(b), the applicable Buyer and Seller shall, during the 15 days following the date of delivery of such notice of disagreement, use their best efforts to reach agreement on all disputed items or amounts in order to determine a mutually acceptable adjustment to the Purchase Price. If Buyer only disagrees with certain amounts set forth in Seller's notice of disagreement, then Buyer will be deemed to have agreed with all other items and amounts contained in the Seller's notice of disagreement. If during such period the applicable Buyer and Seller are unable to reach such agreement, they shall promptly thereafter cause the Independent Referee promptly to review this Agreement, the Data and the disputed items or amounts for the purpose of calculating the adjustment to the Purchase Price. The Independent Referee is authorized to engage third party experts as necessary to aid in such review, the identity and necessity of which shall be agreed by Seller and the applicable Buyer. In making such calculation, the Independent Referee shall consider only those items or amounts as to which Seller has disagreed or which Seller has presented as an adjustment in Seller's favor and as to which the applicable Buyer has disagreed. The Independent Referee shall deliver to such Buyer and Seller, as promptly as practicable, a report setting forth its calculation of the adjustment to the Purchase Price of the relevant Aircraft. Such report shall be final and binding upon such Buyer and Seller. The cost of such review and report (and any experts) shall be borne equally by such Buyer and Seller.

            (d) The applicable Buyer and Seller agree that they will, and agree to cause their respective independent accountants and technical staff or consultants to, cooperate and assist in the preparation of any adjustment to the Purchase Price, including without limitation, the making available to the extent necessary of books related to the Purchased Assets, records related to the Purchased Assets, work papers related to the Purchased Assets and personnel.

           SECTION 2.07. Payment of Adjustment of Purchase Price. (a) Seller shall pay to MSA V or MSA V shall pay to Seller, as an adjustment to the Purchase Price for all of the Aircraft listed on Exhibit A-1, in the manner and with interest as provided in Section 2.07(d), either (i) the aggregate net amount resulting from MSA V's Adjustment Reports delivered pursuant to Section 2.06(a) if no notices of disagreement with respect thereto are delivered pursuant to Section 2.06(b); or (ii) if any such notices of disagreement are delivered, the aggregate net amount resulting from non-disputed Adjustment Reports and, with respect to any disputed

Adjustment Reports, (A) the adjustment amounts therefor ultimately agreed by MSA V and Seller pursuant to Section 2.06(c) or (B) in the absence of such agreement, the adjustment amounts for such disputed Adjustment Reports ultimately reported in the Independent Referee's calculation delivered pursuant to Section 2.06(c); provided no party shall be obligated to pay any adjustment amount unless (i) the aggregate amount for which such party is liable exceeds $500,000 (in which case such party shall pay the total aggregate adjustment amount) or (ii) the aggregate adjustment amount for which such party is liable is $500,000 or less, but the adjustment amount for any individual Aircraft exceeds $100,000, (in which case such party shall pay the total adjustment amount for each such individual Aircraft) and provided further that, the determination of the aggregate and individual Aircraft adjustment amounts for which Seller is liable shall be unaffected by any subsequent reimbursement of a portion of such amounts from MSA V to Seller pursuant to Section 2.07(d) below. If less than all of the Aircraft are transferred by the Portfolio Delivery Deadline but the Minimum Transfer Condition is satisfied or waived in writing by MSA V, then the $500,000 amounts referred to in the preceding sentence shall be reduced to an amount equal to the product of $500,000 and a fraction, the denominator of which is the aggregate Base Price of all the Aircraft listed on Exhibit A-1 and the numerator of which is the aggregate Base Price of the Aircraft transferred by the Portfolio Delivery Deadline.

            (b) Seller shall pay to MSA IV or MSA IV shall pay to Seller, as an adjustment of the Purchase Price for the B737-300 Aircraft MSN 24449, in the manner and with interest as provided in Section 2.07(c), either (i) the aggregate net amount resulting from MSA IV's Adjustment Report for such Aircraft delivered pursuant to Section 2.06(a) if no notices of disagreement with respect thereto are delivered pursuant to Section 2.06(b); or (ii) if a notice of disagreement is delivered, (A) the adjustment amounts therefor ultimately agreed by MSA IV and Seller pursuant to Section 2.06(c) or (B) in the absence of such agreement, the adjustment amounts for such disputed Adjustment Report ultimately reported in the Independent Referee's calculation delivered pursuant to Section 2.06(c); provided no party shall be obligated to pay any adjustment amount unless the adjustment amount for such Aircraft exceeds $100,000 (in which case such party shall pay the total adjustment amount for such Aircraft) and provided further that, the determination of the adjustment amount for such Aircraft for which Seller is liable shall be unaffected by any subsequent reimbursement of a portion of such amount from MSA IV to Seller pursuant to Section 2.07(d) below.

            (c) Any payment pursuant to Section 2.07(a) or (b) shall be made at a mutually convenient time and place within 10 days after the aggregate adjusted Purchase Price has been finally determined by delivery by the applicable Buyer or

Seller, as the case may be, of a certified or official bank check payable in immediately available funds to the other party or by causing such payments to be credited or wire transferred to such account of such other party as may be designated by such other party. The amount of any payment to be made pursuant to this Section 2.07 shall bear interest from and including the relevant Delivery Date to but excluding the date of payment at a rate equal to One Month LIBOR.

           (d) If all or any portion of a downward adjustment amount paid pursuant to Section 2.07(c) relates to any damage, destruction or other casualty of an Aircraft or part thereof which is repaired or otherwise compensated for to the applicable Buyer's reasonable satisfaction following final determination of the aggregate adjustment amount pursuant to Section 2.06 but prior to the redelivery of such Aircraft under the applicable Lease, then such Buyer shall reimburse to Seller the amount, if positive, of the Damage Related Adjustment less any expense or loss incurred by such Buyer in connection with such repair or damage (with interest at a rate equal to One Month LIBOR from and including the date of payment pursuant to Section 2.07(c) above to but excluding the date of reimbursement).

           SECTION 2.08. Buyer Deposit. Immediately following execution of this Agreement, each Buyer shall deposit with Seller with respect to each Aircraft to be purchased by such Buyer cash in an amount equal to the "Buyer Deposit" amount specified opposite each Aircraft on Exhibits A-1 and A-2, respectively. If any Aircraft listed on Exhibit A-1 shall not be delivered to MSA V by the Portfolio Delivery Deadline as a direct or indirect result of MSA V's failure to perform its obligations under this Agreement, MSA V shall forfeit the applicable Buyer Deposit to Seller. If any Aircraft listed on Exhibit A-1 shall not be delivered to MSA V by the Portfolio Delivery Deadline for any reason other than as a direct or indirect result of MSA V's failure to perform its obligations under this Agreement, Seller shall repay promptly the applicable Buyer Deposit to MSA V plus interest accrued on such Buyer Deposit (at the rate of One Month LIBOR (compounded daily) from and including the date hereof to but excluding the date of repayment). If the B737-300 Aircraft MSN 24449 shall not be delivered to MSA IV by April 30, 2000, Seller shall repay promptly the applicable Buyer Deposit to MSA IV.

           SECTION 2.09. Manufacturer's Payments. (a) MSA V shall be entitled to receive amounts equal to the Manufacturer Payments set forth opposite certain of the Aircraft on Exhibit A-1 on the relevant Delivery Date. Other than the
payments by the Manufacturers with respect to the          Aircraft        and
the      Aircraft           that are referred to in subsection (b) below, any
additional payments by Manufacturers in respect of any Aircraft in excess of the amount set forth for such Aircraft on Exhibit A-1 shall be for the benefit of Seller.

           (b) (i) On August 10, 2000, Seller shall pay to MSA V or its designee
          , in respect of payments by the Manufacturer for the          Aircraft
       (regardless of whether or not Seller has received payment from the Manufacturer); provided, that MSA V has taken delivery of such Aircraft by such date and (ii) on January 15, 2000, Seller shall pay to MSA V or its designee
        , in respect of payments by the Manufacturer for the          Aircraft
          (regardless of whether or not Seller has received payment from the Manufacturer).

                                    ARTICLE 3
                    REPRESENTATIONS AND WARRANTIES OF SELLER

           Seller represents and warrants to each Buyer as of the date hereof and as of each Delivery Date (except that (i) the representation and warranties made as of each Delivery Date with respect to Purchased Assets shall not apply to Purchased Assets that have previously been delivered to and accepted by such Buyer and (ii) the representation and warranties contained in Section 3.12(b),
(c), (d), (e), (f) and (g) shall apply only to the Purchased Assets to be purchased on such Delivery Date) that:

           SECTION 3.01. Corporate Existence and Power. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted other than (i) such licenses, authorizations, permits, consents and approvals, the absence of which would not have a material adverse effect on any Aircraft and (ii) such matters as are set forth on
Schedule 3.01 hereto. Seller has heretofore delivered to each Buyer true and complete copies of the certificate of incorporation and bylaws of Seller as currently in effect.

           SECTION 3.02. Corporate Authorization. The execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby are within Seller's corporate powers and have been duly authorized by all necessary corporate action on the part of Seller. This Agreement constitutes a valid and binding agreement of Seller.

           SECTION 3.03. Governmental Authorization. The execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby do not require Seller to take any action by or in respect of, or make any filing with, any governmental body, agency or official other than actions or filings that have already been taken or made or will be taken or made by Seller.

           SECTION 3.04. Noncontravention. The execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate the certificate of incorporation or bylaws of Seller, (ii) violate any applicable law, rule, regulation, judgment, injunction, order or decree, (iii) assuming the obtaining of all Required Consents, constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of either Buyer or to a loss of any benefit relating to the Purchased Assets to which Seller is entitled under any provision of any agreement or other instrument binding upon Seller or by which any of the Purchased Assets is or may be bound or (iv) result in the creation or imposition of any Lien on any Purchased Asset, other than Permitted Liens.

           SECTION 3.05. Required Consents. Schedule 3.05 sets forth each Contract and Permit requiring a consent or other action by any Person as a result of the execution, delivery and performance of this Agreement (the "Required Consents").

           SECTION 3.06. Data. The Data and related information heretofore delivered to each Buyer is accurate and complete as of the date of this Agreement and correctly describes the Purchased Assets as of the date of this Agreement.

           SECTION 3.07. Absence of Certain Changes. Since the date of this Agreement, the management of the Purchased Assets has been conducted in the ordinary course consistent with past practices and there has not been any event, occurrence, development or state of circumstances or facts which has had or is reasonably likely to have a material adverse effect on the physical condition of the Aircraft, the terms of any Lease or other Lease Documents or the terms of any Non-Cash Security Deposits and there are no developments affecting any of the Aircraft or Lessees, individually or taken together, that are pending or, to the knowledge of Seller threatened, which are reasonably likely to detract materially from the value of the Aircraft, interfere materially with any present or intended use of the Aircraft or affect materially and adversely the prospects or marketability of such Aircraft.

           SECTION 3.08. No Undisclosed Material Liabilities. There are no liabilities related to a Purchased Asset of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than:

               (a) the Lease Documents and any liabilities and obligations arising thereunder with respect to any period following the Delivery Date;

               (b) liabilities disclosed on Schedule 3.08; and

               (c) other undisclosed liabilities which, individually or in the aggregate, are not material.

           SECTION 3.09. Contracts. (a) Except for the Contracts disclosed in
Schedule 3.09, and contracts or agreements relating to the transfer of each Aircraft on the applicable Delivery Date which have been disclosed to and approved by each Buyer, Seller is not a party to or bound by any oral or written agreements or waivers relating to the Purchased Assets. Seller has delivered to the applicable Buyer true and complete copies of (i) the portions of the Contracts disclosed in Schedule 3.09 that relate to the Purchased Assets to be purchased by such Buyer and (ii) the Contracts and agreements otherwise disclosed to and approved by each Buyer to the extent they relate to the portion of the Purchased Assets to be purchased by such Buyer.

            (b) Each Contract disclosed in any Schedule to this Agreement or required to be disclosed pursuant to this Section is a valid and binding agreement of Seller (except as disclosed in such Schedule), and is in full force and effect, and none of Seller or, to the knowledge of Seller, any other party thereto is in default or breach in any material respect under the terms of any such Contract, and, to the knowledge of Seller, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any event of default thereunder.

           SECTION 3.10. Litigation. There is no action, suit, investigation or proceeding pending, or, to the knowledge of Seller, threatened against or affecting, any Purchased Asset before any court or arbitrator or any governmental body, agency or official or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

           SECTION 3.11. Compliance with Laws and Court Orders. Seller is not in violation of, has not violated, and has not been given notice of any violation of, nor to the knowledge of Seller is under investigation with respect to, nor to the knowledge of Seller has been threatened to be charged with any violation of, any law, rule, regulation, judgment, injunction, order or decree applicable to the Purchased Assets.

           SECTION 3.12. Aircraft and Leases. (a) (i) Seller is the sole legal and beneficial owner of the applicable Aircraft (except that (i) Seller does not have legal title to the B737-300 Aircraft MSN 24449, (ii) on the date hereof, Seller is the sole beneficial owner of the B737-300 Aircraft MSN 24449 and (iii) on August 10, 1999, MSA IV shall be the sole beneficial owner of such Aircraft) and (ii) Seller is the sole legal and beneficial owner of the lessor's interest under the applicable Lease Documents (except that on August 10, 1999 MSA IV shall be the sole beneficial owner of the lessor's interest under the applicable Lease Documents), which Aircraft and which Lease Documents are free and clear of all Liens other than (a) the rights conferred by the Lease Documents; (b) any Liens for which the applicable Lessee is responsible or for which it is to indemnify the lessor under the terms of the relevant Lease; (c) any Liens which are "permitted liens" under the applicable Lease other than a Lien created by Seller; or (d) Liens which do not materially detract from the value of such Aircraft, or materially interfere with any present or intended use of such Aircraft (collectively, the "Permitted Liens") and upon consummation of the transactions contemplated hereby, MSA V will have directly or indirectly, as applicable, acquired good and marketable title in and to each of the Aircraft listed in Exhibit A-1 and MSA IV will have acquired good and marketable title in and to the Aircraft listed in Exhibit A-2, in each case, free and clear of all Liens, except for Permitted Liens;

            (b) no Event of Default (as defined in the applicable Lease) has occurred and is continuing under any Lease, provided that with respect to Events of Default that are violations of "non-discrimination" or similar provisions of any Lease that affect the average of three independently appraised "base values" of the Aircraft, this representation shall only be made to the extent of Seller's knowledge; no payment failure or failure to maintain insurance has occurred which with the giving of notice or passage of time or both would become an Event of Default (as so defined) under any Lease; and, to the knowledge of Seller, no other event which with the giving of notice or passage of time or both would become an Event of Default (as so defined) under such Lease has occurred;

            (c) there are no outstanding airworthiness directives or similar demands from any governmental, semi-governmental or public authority or instrumentality or any other Person having authority in respect of the applicable Aircraft being delivered on the Delivery Date (not including manufacturer's service bulletins or similar notices or demands) requiring any mandatory work or other mandatory action to be taken or the mandatory expenditure of any money in respect thereof (except those which the Manufacturer or the Lessee have agreed in writing to perform entirely at such Person's expense or those with respect to which Seller or Lessee have obtained waivers or extensions or deferrals of the time by which the work is required to be performed, the action is required to be taken or the expenditure is required to be incurred) and that have not been complied with by Seller and, to the best of Seller's knowledge, by the Lessee, as applicable;

            (d) all liabilities for taxes and other governmental, quasi-governmental and other charges with regard to the Aircraft which are due for payment (whether or not indemnified by the applicable Lessee) have been paid or will be paid prior to the applicable Delivery Date;

            (e) (i) there are no claims known to Seller which can be asserted by any Lessee against Seller, or the applicable Aircraft arising out of the applicable Lease Documents, (ii) the Lease Documents are in full force and effect in accordance with the terms thereof, (iii) from the date of this Agreement there have been no waivers of Seller's rights in effect under such Lease Documents except as contemplated by the applicable Lease Novation or otherwise disclosed in writing to and agreed to by the applicable Buyer in writing nor has Seller increased any of its obligations under such Lease Documents without the written consent of the applicable Buyer and (iv) other than as set forth in such Lease Novation, neither Seller nor the applicable lessor has any continuing obligations to Lessee with respect to such Aircraft and such Lessee has no continuing obligations to Seller or any Subsidiary thereof or the applicable lessor with respect to such Aircraft;

            (f) to Seller's knowledge, no unrepaired damage, destruction or other casualty loss or, to the best of Seller's knowledge, an event which with the passage of time would result in unrepaired damage, destruction or casualty loss, has occurred in respect of any Aircraft; and

            (g) there are no options to purchase any Aircraft, or extend or terminate any Leases, which have been exercised by the relevant Lessee and not notified in writing to the applicable Buyer.

           SECTION 3.13. Insurance Coverage. There is no claim by Seller pending under any of the insurance policies or bonds relating to the Aircraft as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights. All premiums due and payable under all such policies and bonds have been paid and Seller has otherwise complied fully with the terms and conditions of all such policies and bonds. Seller does not know of any threatened termination of, premium increase with respect to, or material alteration of coverage under, any of such policies or bonds.

           SECTION 3.14. Licenses and Permits. Schedule 3.14 correctly describes each license and certificate directly related to the ownership of the Purchased Assets (the "Permits") together with the name of the government agency or entity issuing such Permit. Except as set forth on Schedule 3.14, (i) the Permits are valid and in full force and effect, (ii) Seller is not in default, and no condition exists that with notice or lapse of time or both would constitute a default, under the Permits and (iii) none of the Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby. Upon consummation of such transactions, each Buyer will, assuming the related Required Consents have been obtained prior to the relevant Delivery Date, have all of Seller's right, title and interest in all of the Permits that relate to each Purchased Asset to be purchased by such Buyer and are held by Seller except to the extent disclosed on Schedule 3.15 hereto, in which case each such Buyer shall be entitled to the benefit of the Permits disclosed on Schedule 3.15 hereto through the arrangements established by such Buyer and Seller with respect thereto.

           SECTION 3.15. Selling Documents. None of the documents or information delivered to the Buyers in connection with the transactions contemplated by this Agreement, including, without limitation, the Data, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading. The maintenance projections relating to the Aircraft and the lease rental rate and term projections for the re- lease and extension currently contemplated for each of the B767-300ER Aircraft MSN 25132, the B757-200ER Aircraft MSN 24965 and the A340-300 Aircraft MSN 94 provided to the Buyers are made in good faith and are based upon reasonable assumptions, and Seller is not aware of any fact or set of circumstances that would lead it to believe that such projections are incorrect or misleading in any material respect on the date of this Agreement.

           SECTION 3.16. Finders' Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Seller who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

           SECTION 3.17. True Sale. The transfer of the rights, title and interest in and to the Purchased Assets pursuant to the terms hereof constitutes a transaction in the ordinary course of business of Seller and Seller intends that such transfer of such rights, title and interest shall constitute a true sale thereof.

                                    ARTICLE 4
                  REPRESENTATIONS AND WARRANTIES OF EACH BUYER

           Each Buyer, severally and not jointly, represents and warrants to Seller as of the date hereof and as of each Delivery Date for each Aircraft to be purchased by such Buyer that:

           SECTION 4.01. Existence and Power. Each Buyer is a statutory trust duly formed, validly existing and in good standing under the laws of Delaware and has all necessary powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its activities as now conducted.

           SECTION 4.02. Authorization. The execution, delivery and performance by each Buyer of this Agreement and the consummation of the transactions contemplated hereby are within the powers of each Buyer and have been duly authorized by all necessary action on the part of each Buyer. This Agreement constitutes a valid and binding agreement of each Buyer.

           SECTION 4.03. Governmental Authorization. The execution, delivery and performance by each Buyer of this Agreement and the consummation of the transactions contemplated hereby do not require either Buyer to take any material action in respect of, or make any material filing with, any governmental body, agency or official other than actions or filings that have already been taken or made or will be taken or made by such Buyer.

           SECTION 4.04. Noncontravention. The execution, delivery and performance by each Buyer of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate the MSA V Trust Agreement or the MSA IV Trust Agreement, as the case may be, or (ii) violate any applicable material law, rule, regulation, judgment, injunction, order or decree.

           SECTION 4.05. Litigation. There is no action, suit, investigation or proceeding pending against, or to the knowledge of either Buyer threatened against or affecting, either Buyer before any court or arbitrator or any governmental body, agency or official which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

           SECTION 4.06. Licenses and Permits. Except as set forth on Schedule
4.06 as of the Delivery Date of the applicable Aircraft, (i) each license or certificate directly related to the ownership of the Purchased Assets (the "Buyer Permits") is valid and in full force and effect and (ii) neither Buyer is in default, and no condition exists that with notice or lapse of time or both would constitute a default, under the Buyer Permits.

           SECTION 4.07. Finders' Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of either Buyer who might be entitled to any fee or commission from Seller or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

           SECTION 4.08. True Sale. The transfer of the rights, title and interest in and to the Purchased Assets pursuant to the terms hereof constitutes a transaction in the ordinary course of business of each Buyer, and each Buyer intends that such transfer of such rights, title and interest shall constitute a true sale thereof.

           SECTION 4.09. Buyer Designees. Any entity that either Buyer shall designate to purchase and take delivery of a Purchased Asset shall, as of the applicable Delivery Date, be deemed to make representations and warranties to Seller to the same effect as those made by each such Buyer pursuant to Sections 4.01-4.08 hereof relating to those matters applicable to such designated purchaser.

                                    ARTICLE 5
                               COVENANTS OF SELLER

           Seller agrees that:

           SECTION 5.01. Conduct of the Business. From the date hereof until the respective Delivery Date, Seller shall manage the Purchased Assets in the ordinary course of its business consistent with past practice. Without limiting the generality of the foregoing, from the date hereof, Seller will not take or agree or commit to take any action that would make any representation or warranty of Seller hereunder inaccurate in any respect at, or as of any time prior to, each Delivery Date or omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time.

           SECTION 5.02. Access to and Provision of Information; Confidentiality. (a) Seller will (i) give each Buyer, its counsel, financial advisors, auditors and other authorized representatives full access to the extent related to the Purchased Assets to be purchased by such Buyer to the offices, properties, books and records of Seller relating to the Purchased Assets to be purchased by such Buyer, (ii) furnish to each Buyer, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to the Purchased Assets to be purchased by such Buyer as such Persons may reasonably request, including without limitation, such information as may be required by any relevant regulatory authorities to be included in a public disclosure document relating to the securitization of the Purchased Assets to be purchased by such Buyer (it being understood that to the extent that commercially sensitive financial or operating data or other information of Seller is requested by such regulatory authorities, Seller may reasonably control (but without unreasonable delay) the process of dealing with such regulatory authorities with respect to such requests) and (iii) instruct the employees, counsel, accountants and financial advisors of Seller to cooperate with each Buyer in its investigation of the Purchased Assets to be purchased by such Buyer and the securitization of the Purchased Assets to be purchased by such Buyer. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere with the conduct of the business of Seller. Notwithstanding the foregoing, neither Buyer shall have access to any confidential portions of any agreement between Seller and a Manufacturer relating to the purchase by Seller of any Purchased Assets, including, without limitation, the provisions which do not continue with the Aircraft (including, without limitation, provisions relating to purchase price or payment terms) No investigation by either Buyer or other information received by either Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller hereunder.

            (b) After the respective Delivery Date, Seller and its Affiliates will hold, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the Purchased Assets, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by Seller, (ii) in the public domain through no fault of Seller or its Affiliates or (iii) later lawfully acquired by Seller from sources other than those related to its prior ownership of the Purchased Assets provided that Seller may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement and to the rating agencies in connection with a securitization of the Aircraft so long as such Persons are informed by Seller of the confidential nature of such information and are directed by Seller to treat such information confidentially. The obligation of Seller and its Affiliates to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information.

           SECTION 5.03. Notices of Certain Events. Seller shall promptly notify each of the Buyers of:

               (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

               (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement;

            (c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting Seller or the Purchased Assets that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.10 or that relate to the consummation of the transactions contemplated by this Agreement; and

            (d) as soon as Seller has knowledge of, the damage, destruction or other casualty of any Purchased Asset or part thereof or in the event that any Purchased Asset or part thereof becomes the subject of any proceeding or, to the knowledge of Seller, threatened proceeding for the taking thereof or any part thereof or of any right relating thereto by condemnation, eminent domain or other similar governmental action.

           SECTION 5.04. Taxes and Other Costs. Seller agrees to pay, and indemnify and hold each Buyer and its Affiliates harmless from, (i) any Transfer Taxes imposed, levied or assessed against or upon each such Buyer or any of its Affiliates or any of the Purchased Assets resulting from the execution of this Agreement or the sale, delivery, assignment, novation, transfer and conveyance of the Purchased Assets to such Buyer, (ii) any Tax liability, whether owed or accrued, relating to the period prior to the applicable Delivery Date the non-payment of which would give rise to a Lien on any Purchased Asset, would otherwise adversely affect the Purchased Assets, or would result in such Buyer becoming liable therefor and, without prejudice to Seller's obligations under
Section 9.02(a) hereof, for which Seller is primarily liable, (iii) any and all Property Taxes levied with respect to the Purchased Assets, whether owed or accrued, relating to the period prior to the applicable Delivery Date and, without prejudice to Seller's obligations under Section 9.02(a) hereof, for which Seller is primarily liable and (iv) to the extent not paid by the Lessees, all Lessee costs incurred in connection with the consummation of the transactions contemplated hereby including, without limitation, costs related to Lease Novations.

           SECTION 5.05. Maintenance Reserves. Seller agrees to pay any amounts due to any Person relating to maintenance work performed on any Aircraft, or obligation to reimburse any amounts of Maintenance Reserves arising with respect to any Aircraft, on or prior to the Delivery Date of such Aircraft.

           SECTION 5.06. Certain Additional Aircraft and Rental Agreements. Without limitation of any of Seller's representations and warranties or other agreements hereunder, Seller makes the undertakings specified in a letter agreement among Seller and each Buyer dated the date hereof.

                                    ARTICLE 6
                             COVENANTS OF EACH BUYER

           Each Buyer agrees that:

           SECTION 6.01. Confidentiality. Each Buyer and its Affiliates will hold, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law or disclosure requirements applicable to a securitization of the Aircraft, all confidential documents and information concerning the Purchased Assets or which Seller has furnished to such Buyer or its Affiliates in connection with the transactions contemplated by this Agreement, except to the extent that such information can be shown to have been
(i) previously known on a nonconfidential basis by such Buyer, (ii) in the public domain through no fault of such Buyer or (iii) later lawfully acquired by such Buyer from sources other than Seller; provided that each Buyer may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement and to rating agencies in connection with a securitization of the Aircraft so long as such Persons are informed by such Buyer of the confidential nature of such information and are directed by such Buyer to treat such information confidentially. The obligation of each Buyer and its Affiliates to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information. If this Agreement is terminated, each Buyer and its Affiliates will, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to Seller, upon request, all documents and other materials, and all copies thereof, obtained by such Buyer or its Affiliates or on their behalf from Seller in connection with this Agreement that are subject to such confidence and any reports, memoranda, data, information or other records prepared by such Buyer on the basis of such documents and other materials.

                                    ARTICLE 7
                       COVENANTS OF EACH BUYER AND SELLER

           Each Buyer and Seller agree that:

           SECTION 7.01. Best Efforts; Further Assurances. (a) Subject to the terms and conditions of this Agreement, each Buyer and Seller will use their best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. Seller and each Buyer agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement and to vest in each Buyer good and marketable title to each Purchased Asset to be purchased by such Buyer.

            (b) Seller hereby constitutes and appoints, effective for the applicable Aircraft as of each Delivery Date, the applicable Buyer and its successors and assigns as the true and lawful attorney of Seller with full power of substitution in the name of such Buyer, or in the name of Seller but for the benefit of such Buyer, to institute and prosecute all proceedings which such Buyer may in its sole discretion deem proper in order to assert or enforce any right, title or interest in, to or under such Aircraft, and to defend or compromise any and all actions, suits or proceedings in respect of such Aircraft so long as such Buyer indemnifies and holds harmless Seller for any expenses, costs, action or loss brought by any Person as a result of any action taken by such Buyer in Seller's name or as Seller's true and lawful attorney. Such Buyer shall be entitled to retain for its own account any amounts collected pursuant to the foregoing powers, including any amounts payable as interest in respect thereof; provided, however, that if any amount collected by such Buyer relates to amounts owed by such Person with respect to the Purchased Assets for the period prior to the Delivery Date, then such Buyer will promptly provide such amount (including, without limitation, any interest on such amount) to Seller.

           SECTION 7.02. Certain Filings. Seller and each Buyer shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

           SECTION 7.03. Public Announcements. The parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable law, any listing agreement with any national securities exchange or by any disclosure obligation in connection with a securitization of the Aircraft, will not issue any such press release or make any such public statement prior to such consultation.

           SECTION 7.04. Substitute Aircraft. If before the applicable Delivery Date any Aircraft suffers a material adverse change in its condition, or a Lease Novation cannot be agreed with the applicable Lessee to the reasonable satisfaction of either Seller or the applicable Buyer, such Buyer may reject such Aircraft, such Aircraft shall no longer be an "Aircraft" hereunder (except for purposes of Section 10.01(b)) and Seller and such Buyer will cooperate in good faith to (i) select a substitute aircraft and related lease and enter into a letter agreement in order to subject such aircraft to the terms and conditions of this Agreement and (ii) make such other adjustments to the documentation and deposits as agreed by such Buyer and Seller, provided, however, that such Buyer shall be under no obligation to agree to any substitute aircraft and Seller shall not be under any obligation to provide a substitute aircraft.

           SECTION 7.05. Allocation of Purchase Price. Seller and each Buyer agree with, and agree to act and Seller agrees to cause AIG to act in accordance with, the allocation of the aggregate Purchase Price among the Purchased Assets as set forth on Exhibit A-1 in connection with the filing of all tax returns and in the course of any tax audit, review or litigation relating thereto and to take no position inconsistent with such allocation for all tax purposes.

                                    ARTICLE 8
                                   CONDITIONS

           SECTION 8.01. Conditions to Obligations of Each Buyer and Seller. On each Delivery Date the obligations of Seller and MSA V to deliver and pay for each Purchased Asset to be purchased by MSA V, and the obligations of MSA IV to accept delivery of the B737-300 Aircraft MSN 24449 are subject to the satisfaction of the following conditions:

               (a) No provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the delivery of and payment for such Purchased Asset.

               (b) All actions by or in respect of or filings with any governmental body, agency, official or authority required to permit the delivery of and payment for such Purchased Asset shall have been taken, made or obtained.

           SECTION 8.02. Conditions to Obligation of Buyer. The obligation of MSA V to pay for any Purchased Asset and MSA IV to take delivery of the B737-300 Aircraft MSN 24449 is subject to the satisfaction of the following further conditions:

               (a) On each Delivery Date (i) Seller shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the applicable Delivery Date and (ii) the representations and warranties of Seller contained in this Agreement and in any certificate or other writing delivered by Seller pursuant hereto, shall be true, as if made at and as of such date. On the first Delivery Date the applicable Buyer shall have received a certificate signed by an executive officer of Seller and dated as of the first Delivery Date to the foregoing effect. On each subsequent Delivery Date, Seller shall be deemed to have delivered to the applicable Buyer a certificate signed by the same executive officer of Seller dated as of the subsequent Delivery Date and to identical effect.

               (b) On each Delivery Date there shall not be threatened, instituted or pending any action or proceeding by any Person before any court or governmental authority or agency, domestic or foreign,
          (i) seeking to restrain, prohibit or otherwise interfere with the ownership or operation by either Buyer or any of its Affiliates of any Aircraft or to compel either Buyer or any of its Affiliates to dispose of any Aircraft or (ii) seeking to require divestiture by either Buyer or any of its Affiliates of any Aircraft.

               (c) On each Delivery Date there shall not have been any action taken, or any statute, rule, regulation, injunction, order or decree proposed, enacted, enforced, promulgated, issued or deemed applicable to the purchase of the Purchased Assets, by any court, government or governmental authority or agency, domestic or foreign, that, in the reasonable judgment of the applicable Buyer could, directly or indirectly, result in any of the consequences referred to in clauses 8.02(b)(i) and 8.02(b)(ii) above.

               (d) On the first Delivery Date with respect to an Aircraft listed on Exhibit A-1, MSA V shall have received an opinion of a corporate or the general counsel to Seller, dated the first Delivery Date, substantially in the form attached hereto as Exhibit C. On each subsequent Delivery Date, such counsel shall be deemed to have delivered a bring-down opinion to MSA V dated as of the subsequent Delivery Date and to identical effect. On the Delivery Date with respect to the B737-300 Aircraft
          MSN 24449, MSA IV shall have received an opinion of a corporate or the general counsel to Seller, dated such Delivery Date, substantially in the form attached hereto as Exhibit C.

               (e) Each Buyer and Seller shall have agreed upon the Initial Approved Budgets (as defined in the Servicing Agreement) as soon as is practicable but in any event no later than November 10, 1999.

               (f) By the applicable Delivery Date Seller shall have received all Required Consents and all consents, authorizations or approvals from the governmental agencies referred to in Section 3.03 or 3.14 (in regards to Section 3.14 only with respect to the Aircraft to be delivered on such Delivery Date), in each case in form and substance reasonably satisfactory to the applicable Buyer, and no such consent, authorization or approval shall have been revoked.

               (g) The applicable Buyer shall have received on the applicable Delivery Date a certificate setting forth the determination of an independent insurance advisor with respect to the applicable Aircraft satisfactory to such Buyer in its sole discretion and to the effect that the insurance policies or bonds relating to such Aircraft are of the type customarily carried by owners of similar Aircraft.

               (h) On or prior to the applicable Delivery Date, the applicable Buyer shall have received a report on the physical inspection of the relevant Aircraft in form and substance satisfactory to such Buyer.

               (i) On each Delivery Date any non-cash Security Deposits shall have been reissued in the name of the applicable Buyer or its designee or, failing such reissue shall have been otherwise transferred to such Buyer or its designee so as, in such Buyer's sole discretion, to enable such Buyer or such designee to realize the benefits conferred thereby.

               (j) On each Delivery Date a Lease Novation shall have been entered into with respect to the relevant Aircraft (other than the B737-400 Aircraft MSN 26291 and B767-300 ER Aircraft MSN 24875 with respect to each of which a Lease shall have been entered into between MSA V or its designee and the applicable Lessee) by the applicable Buyer or its designee, Seller and the applicable Lessee and such agreement shall be in full force and effect and a fax thereof shall have been delivered to such

          Buyer along with copies of any other Lease Documents for the relevant Aircraft.

               (k) On each Delivery Date the applicable Aircraft shall have been registered in the applicable state of registration reflecting, to the extent permitted under the laws of such state of registration, the applicable Buyer's or its designee's ownership thereof or such other action shall have been taken with respect to such registration and ownership as shall be satisfactory to such Buyer, provided, that such registration or other action need not be effected prior to such Delivery Date if such registration or other action may, upon the written advice of counsel in the applicable state of registration, be effected after such Delivery Date without any prejudice to any right of Buyer as an owner or lessor of the Aircraft.

               (l) On each Delivery Date there shall be delivered to the applicable Buyer, (1) an opinion from counsel to such Buyer in the applicable state of registration and, if different, from counsel in the jurisdiction whose law is stated to govern in each of the following documents (which will be counsel to Seller in the case of California law), to the effect that the applicable Lease Documents and Lease Novation are legal, valid and binding under the applicable laws of such state of registration and jurisdiction; and (2) an opinion from counsel to such Buyer in the applicable state of registration to the effect that (i) such Buyer or its designee, as applicable shall be recognized as the owner of the applicable Aircraft under the laws of such jurisdiction; (ii) it is not necessary for such Buyer or its designee, as applicable, to qualify to do business in such jurisdiction as a result of ownership of such Aircraft to exercise remedies under the applicable Lease or otherwise; (iii) payments due under the applicable Lease are not subject to withholding or similar tax or, in the case of Leases where withholding tax applies in any relevant jurisdiction, the Lessee is obligated to pay and hold the lessor harmless from such withholding tax under the Lease Documents and the applicable Lease Novation; (iv) no filings or registrations other than those which have already been made or are in the process of being made and are referenced in such opinion are necessary to record or perfect such Buyer's (or, if applicable, the lessor's) interest in such Aircraft in such jurisdiction; and (v) upon the expiration or other valid termination of the Lease, and subject to compliance with the laws of such jurisdiction, the lessor would be entitled and able under the laws of such jurisdiction to receive redelivery of such Aircraft, repossess such Aircraft and export such Aircraft from such jurisdiction. All of the opinions required by this clause shall be at such Buyer's expense.

               (m) On each Delivery Date at a time as close as practicable to the time of delivery of payment for such Aircraft by Buyer an executed bill of sale from Seller to the applicable Buyer and certified copies of each of the documents relating to Seller's title to the applicable Aircraft evidencing the chain of title from the Manufacturer to Seller shall have been received in a form reasonably satisfactory to such Buyer.

               (n) On each Delivery Date the applicable Buyer shall have received originals or copies of certificates for the Aircraft being sold on such Delivery Date evidencing the insurance required to be maintained pursuant to the applicable Lease Documents and Lease Novation (which insurance shall name the owner of the Aircraft and each other Person required to be so named pursuant to the Lease Documents and Lease Novation as additional insureds and shall name the owner of the Aircraft as Loss Payee under the relevant policies), together with a letter of undertaking in terms reasonably acceptable to such Buyer issued by the brokers through whom the insurances of such Aircraft shall have been placed if such a letter is required to be provided to the lessor pursuant to the applicable Lease.

               (o) On each Delivery Date, the applicable Buyer shall have received a copy certified by Seller of the provisions of the original manufacturer purchase agreement applicable to the relevant Aircraft and available for the benefit of such Buyer or its designee after delivery of the Aircraft pursuant to the applicable Assignment of Warranties.

               (p) On each Delivery Date the Servicing Agreement shall be or remain a valid and binding obligation of Seller in full force and effect.

               (q) All representations, warranties, indemnities (except the indemnity for Transfer Taxes provided in Section 5.04 hereof and the indemnity with respect to "bulk sales," "bulk transfer" or similar laws provided in Section 12.11 hereof) and undertakings of Seller hereunder are capable of being assigned by either Buyer to a special purpose securitization vehicle or vehicles.

               (r) On each Delivery Date, MSA V shall have received, if applicable, the "Manufacturer Payment" for the relevant Aircraft as set forth opposite such Aircraft on Exhibit A-1.

               (s) On each Delivery Date the applicable Buyer shall have received all documents it may reasonably request relating to the existence of Seller and the authority of Seller for this Agreement, all in form and substance reasonably satisfactory to such Buyer.

               (t) On each of the first and the last Delivery Dates, the applicable Buyer shall have received an opinion of Seller's New York counsel, O'Melveny and Myers LLP, dated the applicable Delivery Date, substantially in the form attached hereto as Exhibit D.

           SECTION 8.03. Conditions to Obligation of Seller. On the applicable Delivery Date, the obligation of Seller to deliver each Purchased Asset is subject to the satisfaction of the following further conditions:

               (a) (i) The applicable Buyer shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to such Delivery Date and (ii) the representations and warranties of such Buyer contained in this Agreement and in any certificate or other writing delivered by such Buyer pursuant hereto shall be true in all material respects at and as of such Delivery Date as if made at and as of such date. On the first Delivery Date for an Aircraft listed on Exhibit A-1, Seller shall have received a certificate signed by a controlling trustee of MSA V to the foregoing effect. On each subsequent Delivery Date, MSA V shall be deemed to have delivered a certificate signed by the same controlling trustee of MSA V dated as of the subsequent Delivery Date and to the identical effect. On the Delivery Date for the B737-300 Aircraft MSN 24449, Seller shall have received a certificate signed by a controlling trustee of MSA IV to the foregoing effect.

               (b) Seller shall have received an opinion of Richards, Layton & Finger, special Delaware counsel to MSA V and MSA IV, dated the first Delivery Date for an Aircraft listed on Exhibit A-1 (and, if Seller requests, dated as of any subsequent Delivery Date) and dated the Delivery Date for the B737-300 Aircraft MSN 24449, to the effect specified in Section 4.01 and the first sentence of Section 4.02. Seller shall also have received an opinion of Davis Polk & Wardwell, counsel to MSA V and MSA IV, dated the first Delivery Date for an aircraft listed on Exhibit A-1 (and, if Seller requests, dated as of any subsequent Delivery Date) and dated the Delivery Date for the B737-300 Aircraft MSN 24449 to the effect specified in the second sentence of Section 4.02, and, with respect to matters of United States federal and New York law, to the further effect specified in
          Section 4.03. In rendering such opinions, such counsel may rely upon certificates of public officers and, as to matters of fact, upon certificates of officers of each Buyer, copies of which opinions and certificates shall be contemporaneously delivered to Seller.

               (c) The applicable Buyer shall have received all consents, authorizations or approvals from governmental agencies referred to in
          Section 4.03, in each case in form and substance reasonably satisfactory to Seller, and no such consent, authorization or approval shall have been revoked.

               (d) Seller shall have received all documents it may reasonably request relating to the existence of the applicable Buyer and the authority of such Buyer for this Agreement, all in form and substance reasonably satisfactory to Seller.

               (e) Any purchasing entity that either Buyer designates to take delivery of any Aircraft shall, on the applicable Delivery Date, be duly organized and validly existing and in good standing under its jurisdiction of organization and shall have all necessary power and authority to carry out such Buyer's obligations hereunder with respect to such Aircraft and to consummate the transactions with respect to such Aircraft contemplated hereby (and, if Seller requests, Seller shall receive an opinion of counsel to such purchasing entity designated by Buyer concerning the same matters set forth in Section
          8.03 (b) above).

               (f) On each Delivery Date, the Servicing Agreement shall be or remain a valid and binding obligation of the applicable Buyer in full force and effect.

                                    ARTICLE 9
                            SURVIVAL; INDEMNIFICATION

           SECTION 9.01. Survival. The representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive until the third anniversary of the last Delivery Date; provided that the covenants, agreements, representations and warranties contained in Section 5.04(ii) and
(iii) shall survive until expiration of the statute of limitations applicable to the matters covered thereby (giving effect to any waiver, mitigation or extension thereof), if later. Notwithstanding the preceding sentence, any representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

           SECTION 9.02. Indemnification. (a) Seller hereby indemnifies each Buyer and each of its Affiliates against and agrees to hold each of them harmless from any and all damage, loss, liability and expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding) ("Damages") incurred or suffered by either Buyer or any of its Affiliates arising out of:

               (i) any misrepresentation or breach of warranty, covenant or agreement made or to be performed by Seller pursuant to this Agreement; or

               (ii) the ownership, leasing, use or operation of the Aircraft on or prior to the applicable Delivery Date including, without limitation, liabilities in respect of maintenance work performed on the Aircraft on or prior to the applicable Delivery Date;

          provided that Seller shall not be liable under Section 9.02(a)(i) unless the aggregate amount of Damages with respect to all matters referred to in Section 9.02(a)(i) (determined without regard to any materiality qualification contained in any representation, warranty or covenant giving rise
to the claim for indemnity hereunder) exceeds $         .

            (b) Each Buyer, severally and not jointly, hereby indemnifies Seller and its Affiliates against and agrees to hold each of them harmless from any and all Damages incurred or suffered by Seller or any of its Affiliates arising out of:

               (i) any misrepresentation or breach of warranty, covenant or agreement made or to be performed by such Buyer pursuant to this Agreement; or

               (ii) the ownership, leasing, use or operation of any Aircraft delivered to such Buyer following the applicable Delivery Date unless such Damages are attributable to an incident which occurred on or prior to such Delivery Date (including, without limitation, liabilities in respect of maintenance work performed on the Aircraft after the Delivery Date) or such Damages arise as a result of the wilful misconduct of Seller in its capacity as Servicer under the Servicing Agreement or directly result from a breach by Seller, in its capacity as Servicer, of the express terms and conditions of the Servicing Agreement;

          provided that (A) neither Buyer shall be liable under Section 9.02(b)(i) unless the aggregate amount of Damages with respect to all matters referred to in Section 9.02(b)(i) with respect to such Buyer (determined without regard to any materiality qualification contained in any representation, warranty or covenant
giving rise to the claim for indemnity hereunder) exceeds $         .

           SECTION 9.03. Procedures. The party seeking indemnification under
Section 9.02 (the "Indemnified Party") agrees to give prompt notice to the party against whom indemnity is sought (the "Indemnifying Party") of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under such Section. The Indemnifying Party may at the request of the Indemnified Party participate in and control the defense of any such suit, action or proceeding at its own expense. The Indemnifying Party shall not be liable under Section 9.02 for any settlement effected without its consent of any claim, litigation or proceeding in respect of which indemnity may be sought hereunder.

                                   ARTICLE 10
                                   TERMINATION

           SECTION 10.01. Grounds for Termination. This Agreement may be terminated:

            (a) with respect to the Aircraft to be acquired by MSA V or MSA IV, at any time prior to the first Delivery Date by mutual written agreement of Seller and MSA V or MSA IV, as the case may be;

            (b) with respect to the Aircraft listed on Exhibit A-1 to be acquired by MSA V, at any time after the Portfolio Delivery Deadline by MSA V if at least 22 Aircraft (including any substitute aircraft that became designated as an Aircraft pursuant to Section 7.04 hereof) representing 85% of the aggregate Base Price of the Aircraft listed on Exhibit A-1 shall not have been delivered by the Portfolio Delivery Deadline or such later date as may be agreed to in writing by MSA V and Seller (clause (i) and (ii) together being, the "Minimum Transfer Condition"), in which case MSA V and Seller agree to cooperate in good faith to unwind all of the transactions between them contemplated by and completed under this Agreement in order to put each such party in the place such party would have been in had the transactions between them contemplated by this Agreement never taken place and with as few consequences (financial, tax or otherwise) to either party as reasonably possible; provided that each of MSA V and Seller agree to cooperate in good faith at such time in apportioning liability for the payment of any Transfer Taxes imposed, levied or assessed against or upon Seller or any of the Purchased Assets resulting from the sale, delivery, assignment, novation, transfer and conveyance of the Purchased Assets back to Seller; provided further that Seller shall pay to (or receive from) MSA V the amounts or enter into the arrangements required under the terms of Section 10.03 hereof;

            (c) with respect to the Aircraft listed on Exhibit A-1 to be acquired by MSA V, at any time after the Portfolio Delivery Deadline by MSA V if
(i) the B757-200ER Aircraft MSN 23767 has not been delivered by the Portfolio Delivery Deadline and (ii) Seller has not paid to MSA V on the Portfolio
Delivery Deadline $          for each of the Aircraft listed on Exhibit A-3 that
were delivered to MSA V on or prior to the Portfolio Delivery Deadline.

            (d) with respect to the Aircraft listed on Exhibit A-1 to be acquired by MSA V, at any time prior to the first Delivery Date by Seller or MSA V if consummation of the transactions between them contemplated hereby would violate any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction; or

            (e) with respect to the Aircraft listed on Exhibit A-2 to be acquired by MSA IV, at any time prior to the Delivery Date for such Aircraft by Seller or MSA IV if consummation of the transactions between them contemplated hereby would violate any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction.

           The party desiring to terminate this Agreement pursuant to clause 10.01(d) or (e) shall give notice of such termination to the other party.

           SECTION 10.02. Effect of Termination. If this Agreement is terminated as permitted by Section 10.01, such termination shall, except for any payments, forfeitures or arrangements required pursuant to the terms of Section 10.03, be without liability of either party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party to this Agreement; provided that if such termination shall result from the (i) willful failure of either party to fulfill a condition to the performance of the obligations of the other party, (ii) failure to perform a covenant of this Agreement or (iii) breach by either party hereto of any representation or warranty or agreement contained herein, such party shall be fully liable for any and all Damages incurred or suffered by the other party as a result of such failure or breach. The provisions of Sections 5.02(b), 5.04, 6.01, 7.03, 10.02, 10.03, 11.04, 11.05, 11.06, 11.07 and 11.08 shall survive any termination hereof pursuant to Section 10.01.

           SECTION 10.03. Breakage Costs Upon Termination or Failure to Transfer Aircraft. (a) If less than all of the Aircraft listed on Exhibit A-1 are transferred for any reason by the Portfolio Delivery Deadline, Seller shall (i) pay to or receive from MSA V an amount (determined by MSA V in good faith) equal to any loss or cost incurred or gain realized by MSA V or any of MSA V's Affiliates as a result of its terminating, liquidating, obtaining or re-establishing any financial transaction or series of financial transactions entered into by MSA V or any of MSA V's Affiliates to hedge its interest rate exposure arising in connection with the funding of the aggregate Base Purchase Price for the Aircraft (a "Hedging Transaction") or related trading position, (ii) enter into one or a series of financial transactions with MSA V (or any Affiliate of MSA V designated by MSA V) on terms identical in all material respects to the Hedging Transactions sufficient to enable MSA V or any of MSA V's Affiliates to offset its exposure under such Hedging Transactions or (iii) enter into such other arrangement as the parties may agree.

           (b) MSA V shall provide Seller with the basis of its calculation of the amount (determined by MSA V in good faith) of any loss or cost incurred (or gain realized) by MSA V or any of MSA V's Affiliates as a result of its terminating, liquidating, obtaining or reestablishing the Hedging Transactions. Seller will have fifteen (15) days to notify MSA V if Seller determines in good faith that such amount has been calculated incorrectly. If Seller does contest such amount and MSA V and Seller are unable to reach agreement within fifteen
(15) days after receipt of Seller's notification, then the Independent Referee shall determine such amount, using such third party experts as is necessary, the cost of which determination (and any experts) shall be borne equally by MSA V and Seller. Interest shall accrue on any amount ultimately paid to or by MSA V pursuant to this Section at One Month LIBOR from and including the date of MSA V's initial calculation of the amount payable to but excluding the date of payment of the amount ultimately agreed by the parties or determined by the Independent Referee.

           (c) To the extent that the Minimum Transfer Condition is satisfied or waived in writing by MSA V but less than all the Aircraft are transferred, Seller's obligations under this Section 10.03 shall be with respect to only such portion of the Hedging Transactions as bears the same relationship to the value of all Hedging Transactions as the Base Price for the Aircraft which failed to transfer bears to the aggregate Base Price for all Aircraft listed on Exhibit A-1.

           SECTION 10.04. Repayment of Purchase Price and Hedging Breakage Costs Upon Failure to Transfer the B737-300 Aircraft MSN 24449. If, for any reason beyond the control of Seller, Seller does not deliver title to the B737-300 Aircraft MSN 24449 to MSA IV on or prior to April 30, 2000, Seller shall:

           (a)  repay $           to MSA IV on April 30, 2000; and

           (b) (i) pay to or receive from MSA IV an amount (determined by MSA IV in good faith) equal to any loss or cost incurred or gain realized by MSA IV or any of MSA IV's Affiliates as a result of its terminating, liquidating, obtaining or re- establishing any Hedging Transaction or related trading position, (ii) enter into one or a series of financial transactions with MSA IV (or any Affiliate of MSA IV designated by MSA IV) on terms identical in all material respects to the Hedging Transactions sufficient to enable MSA IV or any of MSA IV's Affiliates to offset its exposure under such Hedging Transactions or
(iii) enter into such other arrangement as the parties may agree. MSA IV and Seller shall employ the procedures set forth in Section 10.03(b) to calculate and agree any amounts (including any interest) due under this Section 10.04(b).

           For the avoidance of doubt, any amounts (including without limitation, any rent and additional rent, insurance premiums or other amounts but excluding cash Maintenance Reserves) received by MSA IV in respect of such Aircraft with respect to the period from and including August 10, 1999 to and including April 30, 2000, shall be retained for MSA IV's account. Any cash Maintenance Reserves received by Seller with respect to the period from and including August 10, 1999 to and including April 30, 2000 shall be retained for Seller's account.

                                   ARTICLE 11
                                  MISCELLANEOUS

           SECTION 11.01. Warranties and Disclaimers. THE AIRCRAFT SHALL BE SOLD IN "AS IS, WHERE IS" CONDITION AT DELIVERY AND, EXCEPT AS PROVIDED IN SECTION
9.01 AND 11.01, SELLER MAKES NO WARRANTIES, GUARANTEES, OR REPRESENTATIONS OF ANY KIND, EITHER EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, THAT SHALL SURVIVE DELIVERY BY SELLER TO THE APPLICABLE BUYER HEREUNDER. EACH BUYER WAIVES, RELEASES AND RENOUNCES ALL GUARANTEES, WARRANTIES, REPRESENTATIONS, OBLIGATIONS, COVENANTS AND LIABILITIES OF SELLER, EXPRESS OR IMPLIED, ARISING BY LAW OR OTHERWISE, WITH RESPECT TO ANY NON-CONFORMITY OR DEFECT IN ANY AIRCRAFT PURCHASED BY AND DELIVERED TO SUCH BUYER, INCLUDING WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF FITNESS FOR USE OR MERCHANTABILITY OR USE FOR A PARTICULAR PURPOSE, ANY LIABILITY ARISING FROM STRICT LIABILITY IN TORT, PRODUCTS LIABILITY, IMPLIED WARRANTY ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE OF TRADE, AIRWORTHINESS OR LOSS OF USE, PROFIT OR OTHER CONSEQUENTIAL DAMAGES OR WITH RESPECT TO ANY LESSEE. Nothing in the foregoing is intended to limit the specific provisions of this

Agreement or the rights and remedies of either Buyer specifically provided for in this Agreement.

           Seller shall extend to the applicable Buyer the rights and benefits, to the extent that the same are not extinguished by the sale of the Aircraft, of any warranties, service life policies and patent indemnities of any Manufacturer and any maintenance and overhaul agencies of and for each of the Aircraft which Seller may have. Seller also hereby grants to the applicable Buyer rights of subrogation relating to any claim which Seller may have under such warranties concerning each of the Aircraft. Seller shall take such action as the Buyers may reasonably request and as may be reasonably necessary to secure such rights and protection for the Buyers.

           SECTION 11.02. Notices. Any notice, request or information required or permissible under this Agreement will be in writing and in English. Notices will be delivered in person or sent by fax, letter (mailed airmail, certified and return receipt requested), or by expedited delivery addressed to the parties as set forth below in this Section. In the case of a fax, notice will be deemed received upon the date set forth on the confirmation of receipt produced by the sender's fax machine immediately after the fax is sent. In the case of a mailed letter, notice will be deemed received on the tenth (10th) day after mailing. In the case of a notice sent by expedited delivery, notice will be deemed received on the date of delivery set forth in the records of the person which accomplished the delivery. If any notice is sent by more than one of the above listed methods, notice will be deemed received on the earliest possible date in accordance with the above provisions. Notices will be addressed as follows:

           if to MSA V, to:

                     MSA V
                     c/o Cabot Aircraft Services Limited
                     Regus House
                     Harcourt Centre
                     Harcourt Road
                     Dublin 2
                     Ireland
                     Attention: Mr. Kieran O'Keefe
                     Fax: 353-1-402-9496
                     with a copy to:

                     Davis Polk & Wardwell
                     1 Frederick's Place
                     London EC2R 8AB
                     Attention: Mr. Tom Reid
                     Fax: 44-171-418-1400

                     and

                     Morgan Stanley & Co. International Limited
                     25 Cabot Square
                     Canary Wharf
                     London E14 4QA
                     Attention: Mr. Scott Peterson
                     Fax: 44-171-425-4328


           if to MSA IV, to:

                     MSA IV
                     c/o Cabot Aircraft Services Limited
                     Regus House
                     Harcourt Centre
                     Harcourt Road
                     Dublin 2
                     Ireland
                     Attention: Mr. Kieran O'Keefe
                     Fax: 353-1-402-9496

                     with a copy to:

                     Davis Polk & Wardwell
                     1 Frederick's Place
                     London EC2R 8AB
                     Attention: Mr. Tom Reid
                     Fax: 44-171-418-1400

                     and

                     Morgan Stanley & Co. International Limited
                     25 Cabot Square
                     Canary Wharf

                     London E14 4QA
                     Attention: Mr. Scott Peterson
                     Fax: 44-171-425-4328


           if to Seller, to:

                     International Lease Finance Corporation
                     1999 Avenue of the Stars
                     39th Floor
                     Los Angeles, CA 90067
                     Attention: Legal Department
                     Fax: 1-310-788-1990

or to such other address as the parties hereto shall from time to time designate in writing to the other party.

           SECTION 11.03. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

            (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

           SECTION 11.04. Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

           SECTION 11.05. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that (i) each Buyer may transfer or assign, in whole or from time to time in part, to one or more of its Affiliates, such Buyer's right to purchase any Purchased Asset, but no such transfer or assignment will relieve such Buyer of its obligations hereunder or be contrary to any of the terms of the applicable Lease and (ii) each Buyer may transfer or assign the benefit of Seller's representations, warranties, covenants and indemnity obligations (except the indemnities for Transfer Taxes provided in Section 5.04 hereof, the indemnity in Section 5.04(iv) may be transferred but it will only cover the sale of the Aircraft by Seller to the applicable Buyer and not the subsequent securitization and any transfers or requirements in connection therewith and for compliance with "bulk sales," "bulk transfer" or similar laws provided in Section 12.11 hereof) to a special purpose entity or entities established by it or by Morgan Stanley Dean Witter & Co. ("MSDW") or by any entity controlled by MSDW in connection with a securitization of the Aircraft.

           SECTION 11.06. Governing Law. This agreement shall be governed by and construed in accordance with the law of the State of New York.

           SECTION 11.07. Jurisdiction. Except as otherwise expressly provided in this Agreement, the parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in the United States District Court for the Southern District of New York or any other New York State court sitting in New York City, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.02 shall be deemed effective service of process on such party.

           SECTION 11.08. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

           SECTION 11.09. Counterparts; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

           SECTION 11.10. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

           SECTION 11.11. Bulk Sales Laws. Each of the Buyers and Seller hereby waive compliance by Seller with the provisions of the "bulk sales", "bulk transfer" or similar laws of any state. Seller agrees to indemnify and hold each Buyer harmless against any and all claims, losses, damages, liabilities, costs and expenses incurred by each such Buyer or any of its Affiliates as a result of any failure to comply with any such "bulk sales", "bulk transfer" or similar laws.

           SECTION 11.12. Non Solicitation. In consideration of the considerable expense to be incurred by each Buyer in connection with the transactions contemplated by this Agreement, neither Seller nor any of its officers, directors, agents or representatives will (i) engage in any negotiation with another person regarding the sale or transfer of any Purchased Assets or similar transaction; or (ii) provide any non public information relating to the Purchased Assets to any person that may be interested in any transaction of the nature contemplated by this Agreement, in each case from the date hereof until the termination of this Agreement pursuant to Section 10.01.

           SECTION 11.13. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

           IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                         MSA IV


                                      By:   /s/ Scott Peterson
                                           --------------------------
                                           Name:  Scott Peterson
                                           Title: Controlling Trustee


                                         MSA V


                                      By:   /s/ Scott Peterson
                                           --------------------------
                                           Name:  Scott Peterson
                                           Title: Controlling Trustee


                                         INTERNATIONAL LEASE
                                         FINANCE CORPORATION


                                      By:   /s/ Steven F. Udvar-Hazy
                                           --------------------------
                                            Name:  Steven F. Udvar-Hazy
                                            Title: President and CEO